Exhibit 10.8
March 10, 2003
John Finegan
Dear John,
     On behalf of Shoreline Communications, Inc., I am pleased to extend this offer to you for the position of Chief Financial Officer, reporting directly to me. This letter embodies the terms of our offer of employment to you.
     Your compensation will include an annual base salary of $200,000, paid twice monthly. You will also be eligible for an annual bonus based upon achievement of key business objectives established mutually between you and I, amount to be determined and documented at a later date. You will be eligible for the following employee benefits: Medical, dental, vision and life insurance, 401(k), flexible spending, paid time off and holidays. The details of these employee benefits will be explained during your first week of employment. You should also note that Shoreline Communications might modify benefits from time to time, as it deems necessary. All benefits commence as of the first day of employment with the submission of the appropriate enrollment forms and documentation.
     In addition, upon the commencement of your employment and subject to approval by the Board of Directors, pursuant to the company’s 1997 Stock Option Plan, we will grant you a stock option to purchase a number of shares equal to 1% of the outstanding capital stock on the date of grant. Such options shall be subject to the company’s standard vesting (25% vested after one year, one forty-eighth per month thereafter, 100% vested in four years). In the event of a change of control via merger or acquisition, coupled with an involuntary without cause (cause is defined as job-related grounds for dismissal based on a failure to perform job duties satisfactorily, disruption of the employer’s operation, or other legitimate business reason) or constructive termination (constructive termination is defined as experiencing a 30% reduction in base annual salary or relocation of over 50 miles from the current workplace location) within 12 months of such change of control, 100% of the then unvested options or shares will immediately vest.
     As a Shoreline Communications employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign and comply with a Proprietary Information and Non-disclosure Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Shoreline Communications and non-disclosure of proprietary information.
     This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

     Shoreline Communications is an “At Will” employer and therefore, as an employee, you may terminate employment at any time and for any reason whatsoever without notice to Shoreline Communications. Similarly, Shoreline Communications may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment arrangement supersedes all other prior written and oral communication with you and can only be modified by written agreement signed by you and Shoreline Communications.
     In the event of any dispute or claim relating to or arising out of our employment relationship, you and Shoreline Communications agree that all such disputes, including but not limited to, claims of harassment, discrimination, and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in the California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”), and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.
     John, we believe Shoreline Communications has a promising future, which requires talented, dedicated and motivated people like you to make it successful. I am delighted you are interested in joining Shoreline Communications and I am personally looking forward to your contributions as a member of our executive team. Please give us a call if you have any questions.
Sincerely,
/s/ Thomas T. van Overbeek
Thomas T. van Overbeek
President and CEO
Position Accepted

/s/ John Finegan	3/10/03
Signature	Date

Anticipated Start Date: TBD
Initial
Please sign and return one copy of this offer letter in the envelope provided. Thank you.

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